EXHIBIT 99.1

CUBIST PHARMACEUTICALS ENROLLS 1ST SUBJECT IN PHASE 2 TRIAL FOR THERAPY TO TREAT CLOSTRIDIUM DIFFICILE-ASSOCIATED DIARRHEA, OR CDAD

Lexington, Mass., April 8, 2010 — Cubist Pharmaceuticals, Inc. (NASDAQ: CBST), a leading acute care therapeutics company, today announced the enrollment and dosing of the first subject in its Phase 2 trial with CB-183,315, an antibacterial drug candidate intended to treat patients with a severe and sometimes life-threatening diarrhea caused by Clostridium difficile known as C. difficile-associated diarrhea, or CDAD. The trial is expected to enroll more than 200 subjects at 28 sites in the United States and Canada.

CB-183,315 is a novel antibacterial agent discovered by Cubist scientists and the first agent Cubist has progressed to Phase 2 from its internal discovery efforts. The trial is a randomized, double-blind, active-controlled, dose-ranging study investigating the safety and relative efficacy of CB-183,315 to Vancocin® as the active comparator. The study will investigate dose regimens of 125mg of CB-183,315 administered twice daily and 250mg of CB-183,315 administered twice daily to 125 mg oral Vancocin administered four times a day over a period of 10 days.

Cubist’s Chief Medical Officer Santosh Vetticaden, PhD, MD, said, “The unmet medical need we are attempting to address as we advance CB 183,315 in the clinic is daunting. CDAD rates and severity are increasing, due in part to the spread of a new strain of C. difficile with increased virulence for which current therapies are inadequate. We are excited about the possibility that CB-183,315 could potentially address this unmet medical need.”

Cubist’s Chief Scientific Officer Steve Gilman, PhD, said, “This is the first Phase 2 trial emanating from Cubist’s internal research efforts and hence marks an important milestone as we continue to build a portfolio of potential new therapies for acutely ill patients.”

About CDAD

CDAD is a disease caused by an overgrowth of, and subsequent toxin production by, Clostridium difficile, a resident anaerobic spore-forming Gram-positive bacterium of the lower gastrointestinal tract. This overgrowth is caused by the use of antibiotics for the treatment of common community and hospital acquired infections. Although they treat the underlying infection, many antibiotics disrupt the natural gut flora and allow Clostridium difficile to proliferate. Clostridium difficile produces enterotoxin and cytotoxin, which can lead to severe diarrhea, sepsis and even death. CDAD rates and severity are increasing, due in part to the spread of a new strain of Clostridium difficile with increased virulence and greater resistance to fluoroquinolones. According to an article in the October 2008 issue of the New England Journal of Medicine, during the mid- and late-1990s, the reported incidence of Clostridium difficile infection in acute care hospitals in the United States remained stable at 30 to 40 cases per 100,000. In 2001, this number rose to almost 50, with subsequent increases to the point that the number of cases of Clostridium difficile infection that were reported in 2005 (84 per 100,000) was nearly three times the 1996 rate (31 per 100,000).

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides. Cubist also promotes MERREM® I.V. (meropenem for injection) in the U.S. under an agreement with AstraZeneca. The Cubist clinical product pipeline currently consists of a Phase 2 program, added with Cubist’s acquisition of Calixa Therapeutics Inc. in December 2009, focused on the development of a novel cephalosporin to address certain serious infections caused by multi-drug resistant (MDR) Gram-negative organisms; a Phase 2 program for the treatment of CDAD (Clostridium difficile-associated diarrhea); and a Phase 1 program intended to address the unmet medical need for a treatment for serious infections caused by MDR Gram-negative pathogens. Cubist is also working on several pre-clinical programs, which would address areas of significant medical needs. These include an anti-infective program for the treatment of respiratory syncytial virus (RSV) in children, therapies to treat various serious bacterial infections, and agents to treat acute pain. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist Safe Harbor Statement

This press release contains forward-looking statements regarding the development of CB-183,315 for the treatment of CDAD. There are many factors that could cause actual results to differ materially from those in these forward-looking statements. These factors include the following: (i) CB-183,315 may not show sufficient therapeutic effect or an acceptable safety profile in clinical trials; (ii) clinical trials of CB-183,315 may not be successful or conducted in a timely manner; (iii) the commercial market for the use of CB-183,315 for CDAD may not be as large as Cubist anticipates; (iv) others may develop technologies or products superior to CB-183,315 for treating CDAD; (v) technical difficulties or excessive costs relating to the manufacture of CB-183,315; (vi) Cubist may not be able to maintain and enforce the intellectual property protecting CB-183,315; and (vii) other unanticipated or unexpected risks that may be encountered with respect to the development or manufacture of CB-183,315. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent periodic filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings. These statements speak only as of the date of this release, and Cubist undertakes no obligation to update or revise these statements, except as may be required by law.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

AstraZeneca and MERREM are registered trademarks of the AstraZeneca group of companies.

Contacts:
Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	(617) 520-7045
(781) 860-8533	tara.murphy@webershandwick.com
eileen.mcintyre@cubist.com